Filed Pursuant to Rule 433

Registration Statement No. 333-133836

January 9, 2006

The Republic of the Philippines has an expected external funding requirement of approximately $US2.47 billion for calendar year 2007, of which approximately $US1.47 billion is expected to come from official development assistance funding, and approximately $US1.0 billion is expected to be raised in public debt markets through a $US-denominated offering.

*** NEW ISSUE: REPUBLIC OF THE PHILIPPINES, NEW $US 2032 BCHMK ***

Issuer:	Republic of the Philippines
Ratings:	B1/BB-
Size:	$US1.0 bln (will not grow)
Maturity:	Jan 2032
Docs:	SEC registered global
Pricing:	expected NY today
Leads:	Citi, CS, Deut
Listing:	EuroMTF Luxembourg

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-503-4611.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312507002860/d424b3.htm